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                                   EXHIBIT 11

                     RITE AID CORPORATION AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
               THIRTEEN WEEKS ENDED JUNE 3, 1995 AND MAY 28, 1994
                    (In Thousands Except Per Share Amounts)

                                                             1995        1994
                                                             ----        ----
Earnings Per Common Share-Assuming No Dilution
- ----------------------------------------------
  Net Income                                               $ 38,383    $ 33,390

  Weighted average number of common shares outstanding       83,930      85,738

  Primary earnings per common share                            $.46        $.40

Earnings Per Common Share-Assuming Full Dilution
- ------------------------------------------------
  Earnings
    Net Income                                             $ 38,383    $ 33,980
    Add after tax interest expense applicable to 6 3/4%
      convertible notes (a)                                   1,940       1,767
                                                           --------    --------
    Net income as adjusted                                 $ 40,323    $ 35,747
                                                           ========    ========

  Shares
    Weighted average number of common shares outstanding     83,930      85,738
    Assuming conversion of 6 3/4% convertible notes (a)       6,395       6,397
    Assuming exercise of options reduced by the number
      of shares which could have been purchased with the
      proceeds from exercise of such options                    534         428
                                                           --------    --------
    Weighted average number of common shares outstanding
      as adjusted                                            90,859      92,563
                                                           ========    ========

    Earnings per common share assuming full dilution          $.44(b)     $.39(b)
                                                           =======     =======





 (a) Shown net of income taxes which were calculated at the company's effective tax rate.

 (b)  This calculation is submitted in accordance with Regulation S-K item 601
      (b)(11) although not required by APB Opinion No. 15 since dilution is less than 3%.





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